news                                                           UNIT CORPORATION
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                     7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700

For Immediate Release...
October 26, 2005

                   UNIT CORPORATION REPORTS 2005 THIRD QUARTER
                          AND FIRST NINE MONTHS RESULTS
                        Third Quarter Net Income Up 134%

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the third quarter and first nine months of 2005. Consolidated net income for the third quarter was $57.6 million, or $1.25 per diluted share, on revenues of $231.0 million, compared to 2004's net income of $24.6 million, or 54 cents per diluted share, on revenue of $143.4 million. Revenues increased 61% while net income increased 134% between the comparative quarters. Net income, revenues, and earnings per share are all-time quarterly records for Unit. The dramatic improvement in revenue and net income was attributable to increases in drilling dayrates and the number of drilling rigs utilized as well as increases in natural gas production and the prices received by the Company for its oil and natural gas production.
     For the nine-month period, the Company reported consolidated net income of $128.0 million, or $2.78 per diluted share, on revenues of $592.5 million, compared to 2004's net income of $60.3 million, or $1.31 per diluted share, on revenues of $359.0 million. The increases resulted from improvement in oil and natural gas production and prices, as well as drilling rig utilization and dayrates.

CONTRACT DRILLING RESULTS

     Contract drilling revenues increased 48% between the comparative third quarters to $119.9 million, primarily due to an increase in dayrates and the number of rigs being used. Average rig utilization was 102.6 rigs in the third quarter of 2005, up 12% from 2004's third quarter of 92.0 rigs. Currently, Unit has 111 operational rigs, 109 of which are operating under contract. Unit's 112th rig is completing construction and should be operational by November 15th. Unit is in the process of securing major components to build its 113th and 114th rigs, both 1,500 horsepower SCR rigs It has also ordered two new 1,500 horsepower SCR rigs, which are scheduled to be delivered in the first quarter of 2006. Drilling rig rates for the third quarter averaged $13,117 per day, up 44% above the comparable quarter of 2004. Operating margins for the third quarter averaged $5,924 per day (before elimination of intercompany rig profit of $3.2 million) as compared to $2,814 per day (before elimination of intercompany rig profit of $0.7 million) for 2004. Unit's average dayrate at the end of the third quarter was $13,347.
     Between the comparative first nine months, contract drilling revenues increased 53% to $322.4 million from $211.2 million for the first nine months of 2004. Rig utilization increased to an average of 100.7 rigs for the first nine months of 2005 as compared to an average 85.8 rigs operating in the first nine months of 2004.

EXPLORATION AND PRODUCTION RESULTS

     Revenues from Unit's oil and natural gas operations increased 81% to $84.0 million in the third quarter because of higher oil and natural gas prices and natural gas production. For the third quarter of 2005, natural gas production was 8,542 million cubic feet (MMcf) and oil production was 251,000 barrels. For the first nine months of 2005, oil and natural gas revenues were $202.8 million, an increase of 55% over the same period in 2004. Natural gas production was 24,055 MMcf in the first nine months of 2005, while oil production for the same period was 788,000 barrels. Equivalent Mcf production was up 18% over the comparative nine month periods.
     The Company's average natural gas prices for the third quarter of 2005 increased 56% to $8.13 per Mcf, compared to $5.21 per Mcf for the third quarter of 2004, and its average oil price was $54.60 per barrel for the third quarter of 2005 as compared to $34.46 per barrel in the third quarter of 2004, a 58% increase. For the first nine months of 2005, average natural gas prices received increased 29% to $6.74 per Mcf compared to $5.23 per Mcf during the first nine months of 2004. The average oil price received was $48.16 per barrel in the first nine months of 2005 compared to $32.17 per barrel in 2004, a 50% increase. During the first nine months of 2005, Unit completed 135 wells with a success rate of 90%, compared to 110 wells completed during the first nine months of 2004 with an 85% success rate.

GAS GATHERING AND PROCESSING RESULTS

     On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit's previously existing gas gathering activities are now reflected in the gas gathering and processing segment. Before this acquisition, Unit's 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments.
     Superior Pipeline is a mid-stream company engaged primarily in the purchasing, gathering, processing and treating of natural gas. The company operates two natural gas treatment plants, owns four processing plants, 35 active gathering systems and 480 miles of pipeline.

     For the third quarter of 2005, Superior Pipeline gathered 159,821 MMBtu's of natural gas per day and processed 36,061 MMBtu's per day. For the first nine months of 2005, Superior gathered 129,754 MMBtu's of natural gas per day and processed 32,709 MMBtu' s per day.

MANAGEMENT COMMENTS
     "Our third quarter results reflect the impact of higher commodity prices and favorable industry conditions," said Larry Pinkston, Chief Executive Officer and President. "Unit has positioned itself to benefit from current industry conditions through strategic acquisitions and internal growth. During the third quarter, Unit announced the closing of its acquisition of all the Texas drilling operations of Texas Wyoming Drilling, Inc., which included seven drilling rigs all of which are currently working in the Barnett Shale area of North Texas and the Gulf Coast. This brings our total fleet to 111 drilling rigs. We have ordered two new rigs and continue to construct new rigs while searching for opportunities to acquire rigs to meet the continued increase in customer demand. Our drilling rig fleet continues to operate at nearly 100% utilization. Our exploration and production operations have drilled an aggressive 135 wells during the first nine months. On October 7th, we announced the signing of a purchase and sale agreement to acquire certain oil and natural gas properties consisting of 42.5 Bcfe of proved oil and natural gas reserves. The properties are located in Oklahoma, Arkansas and Texas and currently produce 6.5 MMcfe per day. The closing is anticipated to be mid-November. We will continue to evaluate acquisition opportunities during the remainder of the year. Long-term debt increased by $20.7 million from the second quarter to $115.6 million due primarily to the recent acquisition. Our debt to capitalization ratio remains at a conservative 13%."

WEBCAST
     Unit will webcast its third quarter earnings conference call live over the Internet on October 26, 2005 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, the timing of the completion of rigs currently under construction, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

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                                Unit Corporation
                  Selected Financial and Operations Highlights
               (In thousands except per share and operations data)

                                   Three Months Ended      Nine Months Ended
                                      September 30,           September 30,
                                    2005        2004        2005        2004
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Statement of Income:
  Revenues:
      Contract drilling          $ 119,873   $  80,887   $ 322,379   $ 211,211
      Oil and natural gas           83,979      46,394     202,819     130,718
      Gas gathering and
        processing                  26,561      11,474      65,895      11,562
      Other                            635       4,595       1,402       5,497
                                 ----------  ----------  ----------  ----------
              Total revenues       231,048     143,350     592,495     358,988
                                 ----------  ----------  ----------  ----------
  Expenses:
      Contract drilling:
          Operating costs           67,161      57,816     194,890     152,736
          Depreciation              11,019       8,903      31,010      24,121
      Oil and natural gas:
          Operating costs           15,913       9,746      40,916      29,871
          Depreciation, depletion
            and amortization        16,355      12,316      45,632      34,028
      Gas gathering and
        processing:
          Operating costs           24,395      10,480      60,616      10,515
          Depreciation                 902         451       2,267         489
      General and administrative     3,324       3,081      10,455       8,955
      Interest expense                 885         820       2,157       1,751
                                 ----------  ----------  ----------  ----------
              Total expenses       139,954     103,613     387,943     262,466
                                 ----------  ----------  ----------  ----------
Income Before Income Taxes          91,094      39,737     204,552      96,522
                                 ----------  ----------  ----------  ----------
Income Tax Expense:
    Current                         19,628       1,470      41,185       3,597
    Deferred                        13,828      13,673      35,385      33,187
                                 ----------  ----------  ----------  ----------
              Total income taxes    33,456      15,143      76,570      36,784
                                 ----------  ----------  ----------  ----------
Equity in Earnings of
  Unconsolidated Investments
  Net of Income Tax                    ---          53         ---         603
                                 ----------  ----------  ----------  ----------
Net Income                       $  57,638   $  24,647   $ 127,982   $  60,341
                                 ==========  ==========  ==========  ==========
Net Income Per Common Share:
    Basic                        $    1.25   $     .54   $    2.79   $    1.32
    Diluted                      $    1.25   $     .54   $    2.78   $    1.31

Weighted Average Common Shares
  Outstanding:
    Basic                           45,959      45,733      45,873      45,709
    Diluted                         46,229      45,972      46,108      45,915

                                              September 30,     December 31,
                                                   2005             2004
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Balance Sheet Data:
    Current assets                            $     164,802    $    118,601
    Total assets                              $   1,252,647    $  1,023,136
    Current liabilities                       $     107,804    $     77,176
    Long-term debt                            $     115,600    $     95,500
    Other long-term liabilities               $      39,470    $     37,725
    Deferred income taxes                     $     239,971    $    204,466
    Shareholders' equity                      $     749,802    $    608,269


                                                       Nine Months Ended
                                                         September 30,
                                                      2005           2004
-------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations before
      Changes in Working Capital(1)               $   245,534    $   149,763
    Net Change in Working Capital                     (55,682)         2,008
                                                  ------------   ------------
    Net Cash Provided by Operating Activities     $   189,852    $   151,771
                                                  ============   ============
    Net Cash Used in Investing Activities         $  (222,012)   $  (258,576)
    Net Cash Provided by Financing Activities     $    32,223    $   107,747


                                       Three Months Ended   Nine Months Ended
                                          September 30,       September 30,
                                         2005      2004      2005       2004
-------------------------------------------------------------------------------
Contract Drilling Operations Data:
    Rigs Utilized                         102.6      92.0      100.7      85.8
    Operating Margins(2)                    44%       29%        40%       28%
    Operating Profit Before
      Depreciation(2)($MM)            $    52.7  $   23.1  $   127.5  $   58.5

Oil and Natural Gas Operations Data:
    Production
        Oil - MBbls                         251       274        788       767
        Natural Gas - MMcf                8,542     6,947     24,055    19,855
    Average Prices
        Oil -- Bbl                    $   54.60  $  34.46  $   48.16  $  32.17
        Natural Gas - Mcf             $    8.13  $   5.21  $    6.74  $   5.23
    Operating Profit Before
      DD&A(2)($MM)                    $    68.1  $   36.6  $   161.9  $  100.8

Gas Gathering and Processing
  Operations Data:
    Gas Gathering - MMBtu/day           159,821    58,436    129,754    35,376
    Gas Processing - MMBtu/day           36,061    21,143     32,709     7,141

_____________
(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.